UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 26, 2009

SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)

235 Tennant Avenue
Morgan Hill, California 95037
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 778-0101

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Convertible Note Offering

From January 13, 2009, through January 26, 2009, Save the World Air, Inc. (the “Company”) conducted and concluded a private offering (the “Winter 2009 Offering”) of up to $250,000 aggregate face amount of its convertible notes (the “Winter 2009 Notes”) with 8 accredited investors. A total of $250,000 aggregate face amount of the Winter 2009 Notes were sold for an aggregate purchase price of $250,000.  The Winter 2009 Notes bear interest at 10% per annum, payable at maturity. The Winter 2009 Notes mature on the first anniversary of their date of issuance. The Winter 2009 Notes are convertible, at the option of the noteholder, into shares of common stock of the Company (the “Conversion Shares”) at an initial conversion price equal to the average of the closing bid price of the Company’s common stock for the five trading days preceding the closing dates of the Winter 2009 Offering (the “Conversion Price”). Up to 694,444 Conversion Shares are initially issuable at a Conversion Price of $0.36 per share.

Each of the investors in the Winter 2009 Offering received, for no additional consideration, a warrant (the “Winter 2009 Warrants”), entitling the holder to purchase a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Winter 2009 Notes are convertible (the “Warrant Shares”).  Each Winter 2009 Warrant is exercisable on a cash basis only at an initial price of $0.50 per share, and is exercisable immediately upon issuance and for a period of two (2) years from the date of issuance. Up to 347,722 Warrant Shares are initially issuable on exercise of the Winter 2009 Warrants.

The Company received $250,000 in net proceeds in the Winter 2009 Offering which will be used for general corporate purposes and working capital.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Form of Winter 2009 Note Purchase Agreement

10.2	Form of Winter 2009 Notes

10.3	Form of Winter 2009 Warrants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2009	SAVE THE WORLD AIR, INC.
	By:	/s/ Charles R. Blum
Charles R. Blum
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Fall 2008 Note Purchase Agreement

10.2	Form of Fall 2008 Notes

10.3	Form of Fall 2008 Warrants